UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/23/2008

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On July 23, 2008, Raser Technologies, Inc. ("Raser") announced that it had released the 8th edition of its online video report called "Up to Speed." The video provides an update with respect to certain recent developments related to Raser, including the following:

Progress at Thermo Geothermal Project and other Projects

Raser expects to complete flow testing at its Thermo geothermal project in Utah in July 2008. Raser's preliminary assessment of the flow testing results is very favorable. Raser believes these results indicate that the Thermo resources are sufficient to power several more wells and geothermal power plants. As recently announced, Raser has secured additional geothermal leases in Utah and Nevada to provide for potential future development in the area.

Following completion of flow testing at Thermo, Raser expects to obtain an independent geothermal report relating to the project's resource. Raser is required to obtain an independent report for each of its geothermal projects, and the report is a necessary milestone in order to obtain project financing under Raser's commitment letter with Merrill Lynch.

The construction of the Thermo project is on schedule and expected to be completed by October 2008 and commissioned in November 2008, subject to the timely funding of project financing pursuant to the commitment letter relating to the project.

Generally, the development schedule for Raser's other projects has been affected slightly by funding delays and other factors. However, Raser expects to complete its Lightning Dock project in New Mexico during the first quarter of 2009. Raser also expects to complete the development of the remaining six plants under development during 2009.

Certain development costs relating to the Thermo project have exceeded Raser's original estimates. Costs incurred for well field development, pipe and other steel components have increased. In addition, Raser elected to build a larger, higher voltage transmission line to the Thermo project due to the potential for additional projects which could be supported by the indicated flow test results.

Power Purchase Agreements

Generally, power sales pricing has continued to increase over the past several months. Assuming this trend continues, Raser believes it should be in a position to negotiate higher prices for future power purchase agreements that have the potential to more than off-set development costs increases.

Raser has been short-listed on its bid to sell geothermal power to a major California utility. Raser's bid contemplated the sale of baseload geothermal renewable energy at a price in excess of $104 per megawatt hour, with a 1% annual increase over a 20 year term. Raser expects to complete negotiations and finalize the terms of the power purchase agreement over the next several months.

Generating Unit installed for Monitoring at Lightning Dock

A UTC Power geothermal generating unit was installed at a third party greenhouse operation adjacent to Raser's Lightning Dock project in New Mexico. This unit is now operating on site. Raser intends to monitor the productivity of the geothermal resource using the unit installed by UTC Power, a United Technologies Corp. company, for the greenhouse operator over the remainder of the hot summer months. Raser expects that this installation will provide useful temperature and operational information for the Lightning Dock site.

Production Tax Credit Backstops

The ability to take advantage of Production Tax Credits, or PTCs, remains an important element of the economic model related to each of Raser's geothermal power projects. Currently, however, PTCs can only be claimed on new plants placed into service before December 31, 2008. The availability of PTCs for new plants put into service after 2008 will depend on whether Congress acts to make PTCs available for such plants and the President elects to sign into law the action taken by Congress.

As a result of the uncertainties associated with PTCs after 2008, Raser has negotiated backstops with respect to the power purchase agreements relating to the Lightning Dock project in New Mexico as well as certain other future projects. Raser also believes it can continue to negotiate PTC backstops for new 10MW rapid deployment projects. These backstops generally allow for a price increase of approximately $15 per megawatt hour in the event PTCs are not extended in a timely way to be available for projects placed in service after 2008. Raser believes PTCs will be made available to future plants. However, since it is not certain when or if the PTCs will be extended by Congress, the backstops should allow Raser to enjoy economics similar to PTC economics whether the PTCs are passed or not.

Field Testing Completed for Alternators

On July 16, 2008, Raser announced that Wilson Auto Electric had completed field testing of alternators using Raser's SymetronSM technology. Wilson plans to evaluate the results of the field tested units, analyzing their durability and performance. Assuming a favorable evaluation, Wilson intends to begin manufacturing and selling units to heavy duty alternator original equipment and after-market customers.

Development of Demonstration E-REV Fleet Truck

On July 22, 2008, Raser announced that it intends to develop a plug-in electric drive system designed for use in light trucks. The E-REV truck development project is similar to the company's previously announced development project focused on the development of a demonstration Sport Utility Vehicle, or SUV, which is nearly complete. Pacific Gas and Electric Company ("PG&E") previously agreed to purchase two plug-in hybrid SUVs using Raser's electric drive system for early testing and demonstration. PG&E has also agreed to test the demonstration E-REV fleet truck Raser intends to develop.

Raser believes its plug-in electric drive system will allow light trucks to achieve over 100 miles per gallon of gasoline by using electricity as the primary fuel. Raser also believes plug-in hybrid trucks based on its technology will have the potential to cut operational fuel costs up to 75% by driving in all-electric mode during typical daily fleet routes of up to 40 miles. When driving beyond the 40-mile battery electric range, Raser estimates that E-REV trucks may continue for up to 400 miles using a combination of gasoline and electricity generated by operation of the vehicle's hybrid electric system.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: July 23, 2008	By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer